                                                                     Exhibit 4.5

                                                               EXECUTION VERSION

(MULTICURRENCY - CROSS BORDER)

                                     ISDA(R)
              International Swaps and Derivatives Association, Inc.

                                    SCHEDULE
                                     to the
                                MASTER AGREEMENT

                          dated as of November 14, 2006

                                     between

MORGAN STANLEY CAPITAL SERVICES INC.,     and   WILMINGTON TRUST COMPANY,
a corporation organized under the laws          a Delaware banking corporation,
of the State of Delaware                        in its capacity as Subordination
                                                Agent on behalf of the Trustee
              ("PARTY A")                       under the JetBlue Airways (Spare
                                                Parts) G-1 Pass Through Trust

                                                           ("PARTY B")

                                     PART 1
                             TERMINATION PROVISIONS

(a)  SPECIFIED ENTITY. None.

(b)  SPECIFIED TRANSACTION. Specified Transaction will have the meaning specified in Section 14.

(c)  EVENTS OF DEFAULT. The "Events of Default" set forth in Section 5(a) will not apply to Party B but will apply to Party A (subject to clause (d)
     below).

(d)  CROSS DEFAULT. The "Cross Default" provision of Section 5(a)(vi) will not apply.

(e)  TERMINATION EVENTS. The "Illegality" provisions of Section 5(b)(i), the
     "Tax Event" provisions of Section 5(b)(ii), the "Tax Event Upon Merger"
     provisions of Section 5(b)(iii) and the "Credit Event Upon Merger"
     provisions of Section 5(b)(iv) will apply to Party A but will not apply to
     Party B. Party A shall be the sole Affected Party (under Section 5(b)(i),
     (ii) and 5(b)(iv)) and the sole Burdened Party (under Section 5(b)(iii))
     with respect to a Termination Event.

(f)  CREDIT EVENT UPON MERGER. The "Credit Event Upon Merger" provisions in
     Section 5(b)(iv) are hereby amended by: (I) deleting in the fourth line thereof the words "another entity" and replacing them with the words "or reorganizes, incorporates, reincorporates, reconstitutes, or reforms into or as, or receives all or substantially all of the assets and/or liabilities or obligations of, another entity or X, such Credit Support
     Provider, or such Specified Entity, as the case may be,"; (II) deleting in the fifth line thereof the words "the resulting, surviving or transferee"
     and replacing them with the words "X, such Credit Support Provider, or such
     Specified Entity, as the case may be, or any resulting, surviving, transferee, reorganized, reconstituted or reformed"; and

     (III) deleting in the seventh line thereof the words "its successor or transferee" and replacing them with the words "any resulting, surviving, transferee, reorganized, reconstituted or reformed entity".

(g)  AUTOMATIC EARLY TERMINATION. The "Automatic Early Termination" provision of
     Section 6(a) will not apply.

(h)  RIGHT TO TERMINATE FOLLOWING TERMINATION EVENT. Sections 6(b)(ii)-(iv) are
     deleted in their entirety and replaced by the following:

     "(ii) REPLACEMENT ON TERMINATION EVENT. Upon the occurrence of a
     Termination Event with respect to Party A, Party A shall have the right within 20 days of the date of such Termination Event, at its own expense, to arrange for one or more Replacement Above-Cap Liquidity Providers to enter into and deliver to Party B a Replacement Above-Cap Liquidity
     Facility for such Above-Cap Liquidity Facility. If Party A does not arrange for such replacement and if the Above-Cap Liquidity Facility has not otherwise been replaced by JetBlue Airways Corporation (at the expense of
     JetBlue Airways Corporation) in accordance with the terms of Section
     3.5(c)(iv) of the Intercreditor Agreement, such 20th day (or if such 20th day is not a Business Day, the next succeeding Business Day) shall be designated an "Early Termination Date" and Party A shall make a termination payment to Party B in accordance with Part 1(j) of this Schedule. For the avoidance of doubt, Party B shall have no right to designate an Early
     Termination Date following the occurrence of any Termination Event."

(i)  CALCULATIONS. The "Payment Date" provisions in Section 6(d)(ii) are deleted in their entirety and replaced by the following:

     "The Termination Amount calculated as being due in respect of any Early
     Termination Date under Section 6(e) will be payable on such Early
     Termination Date."

(j)  PAYMENTS ON EARLY TERMINATION. Section 6(e) is deleted in its entirety and replaced with the following:

     "Upon the designation or deemed designation of an Early Termination Date, including pursuant to clause 4(i) or (ii) of the Confirmation, with respect to the Transaction evidenced by the Confirmation, Party A shall make a termination payment to Party B on the Early Termination Date in an amount equal to the "Termination Amount" for the Early Termination Date for credit to the Above-Cap Collateral Account (as provided in Section 3.5(f) of the
     Intercreditor Agreement) to be applied as set forth in such Section 3.5(f)
     plus all Unpaid Amounts due and payable by Party A under the Confirmation on or prior to the Early Termination Date and upon such payments the
     Transaction evidenced by the Confirmation shall terminate."

     "Termination Amount" means, for any Early Termination Date, the amount obtained by solving the following formula for TA:

     TA = (20% per annum - CR) x N x F

     where

     CR = the Cap Rate designated in the Confirmation

     N = the Notional Amount for such date

     F = 0.256

(k)  TERMINATION CURRENCY. "Termination Currency" means United States Dollars.

(l)  ADDITIONAL TERMINATION EVENT. Additional Termination Event will not apply.

(m)  LIMITATIONS ON CONDITIONS PRECEDENT. Notwithstanding Section 2(a), the
     obligation of Party A to make each payment specified in the Confirmation shall not be subject to any conditions precedent other than as specified in such Confirmation, and, without limiting the foregoing, Party A agrees that it will make each such payment without offset, counterclaim or defense.

                                     PART 2
                               TAX REPRESENTATIONS

(a)  PAYER TAX REPRESENTATIONS. For the purpose of Section 3(e), Party A and
     Party B each make the following representation:

     It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e) or 6(e)) to be made by it to the other party under this Agreement. In making this representation, it may rely on:

     (i)   the accuracy of any representation made by the other party pursuant to Section 3(f);

     (ii)  the satisfaction of the agreement of the other party contained in
           Section 4(a)(i) or 4(a)(iii) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i)
           or 4(a)(iii); and

     (iii) the satisfaction of the agreement of the other party contained in
           Section 4(d);

     provided that it shall not be a breach of this representation where reliance is placed on clause (ii), and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)  PAYEE TAX REPRESENTATIONS. For the purpose of Section 3(f),

     (i)  Party A represents that it is a corporation organized under the laws of the State of Delaware.

     (ii) Party B represents that it is a Delaware banking corporation.

                                     PART 3
                         AGREEMENT TO DELIVER DOCUMENTS

For the purpose of Section 4(a)(ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

                                                                                      COVERED BY
PARTY REQUIRED TO               FORM/DOCUMENT/              DATE BY WHICH TO BE      SECTION 3(d)
DELIVER DOCUMENTS                CERTIFICATE                     DELIVERED         REPRESENTATION
-------------------   ---------------------------------   ----------------------   --------------

Party A and Party B   Evidence reasonably satisfactory    Upon execution of this         Yes
                      to the other party as to the        Agreement and the
                      names, true signatures and          related Confirmation
                      authority of the officer or
                      officials signing this Agreement
                      or the Confirmation on its behalf

Party A               Opinions of counsel to Party A      Upon execution of this         No
                      and its Credit Support Provider     Agreement
                      reasonably satisfactory in form
                      and substance to Party B with
                      respect to this Agreement and the
                      Credit Support Document specified
                      in Part 4(e)

Party B               Certified copies of all documents   Upon execution of this         Yes
                      evidencing the necessary            Agreement
                      corporate authorizations and
                      approvals with respect to the
                      execution, delivery, and
                      performance of derivatives
                      transactions

Party A               Correct, complete and executed      Upon execution of this   Not applicable
                      U.S. Internal Revenue Form W-9 or   Agreement, upon the
                      any successor thereto               appointment of a
                                                          successor
                                                          Subordination Agent,
                                                          and at any time upon
                                                          reasonable request by
                                                          Party B

Party B               Correct, complete and executed      Upon execution of this   Not applicable
                      U.S. Internal Revenue Form W-9 or   Agreement, upon the
                      any successor thereto               appointment of a
                                                          successor
                                                          Subordination Agent,
                                                          and at any time upon
                                                          reasonable request by
                                                          Party A

Party A               Credit Support Document specified   Upon execution of this         Yes
                      in Part 4(e)                        Agreement

                                     PART 4
                                  MISCELLANEOUS

(a)  ADDRESSES FOR NOTICES. For the purpose of Section 12(a):

     (i)  Address for notices or communications to Party A (including all notices pursuant to

          Sections 5, 6 and 7 as well as any changes to Party B's address, telephone number or facsimile number):

          Address:     Morgan Stanley Capital Services Inc.
                       Transaction Management Group
                       1585 Broadway
                       New York, NY  10036-8293
          Attention:   Chief Legal Officer
          Facsimile:   212-507-4622

     (ii) Address for notices or communications to Party B:

          Address:     Wilmington Trust Company
                       Rodney Square North
                       1100 North Market Street
                       Wilmington, Delaware 19890-0001
          Attention:   Corporate Trust Administration
          Telephone:   302-651-1000
          Facsimile:   302-636-4140

(b)  OFFICES. The provisions of Section 10(a) will apply to this Agreement.

(c)  MULTIBRANCH PARTY. For the purpose of Section 10(c):

     Party A is not a Multibranch Party.
     Party B is not a Multibranch Party.

(d)  CALCULATION AGENT. The Calculation Agent is Party A, provided that if Party
     B disagrees with respect to any calculation or determination, Party A and
     Party B each will appoint an independent Reference Market-maker, and such two Reference Market-makers jointly will appoint a third Reference
     Market-maker. Such three Reference Market-makers jointly will make such calculation or determination (acting as experts and not as arbitrators), whose calculation or determination will be binding and conclusive absent manifest error. In addition, if an Event of Default with respect to Party A has occurred and is continuing, Party B may appoint one of the following five entities as Calculation Agent: JP Morgan Chase, UBS AG, Bank of
     America, N.A., Deutsche Bank AG or Citibank, N.A.

(e)  CREDIT SUPPORT DOCUMENTS. Party A shall deliver an unconditional and irrevocable guarantee dated as of November 14, 2006 from Morgan Stanley with respect to Party A's obligations under this Transaction for the benefit of Party B and such guarantee shall be a Credit Support Document with respect to Party A.

     With respect to Party B: None.

(f)  CREDIT SUPPORT PROVIDER.

     Credit Support Provider means in relation to Party A: Morgan Stanley.

     Credit Support Provider means in relation to Party B: None.

(g)  GOVERNING LAW. This Agreement and the Confirmation will be governed by and construed in

     accordance with the laws of the State of New York.

(h)  JURISDICTION. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word "non-"; and (ii) deleting the final paragraph thereof.

(i)  NETTING OF PAYMENTS. The Netting provision set forth in Section 2(c) will not apply to any Transaction.

(j)  AFFILIATE. Affiliate will have the meaning specified in Section 14, provided that the definition of Affiliate in relation to Party A does not include Morgan Stanley Derivative Products, Inc.

(k)  COVERED TRANSACTION. The Transaction evidenced by the Confirmation dated the date of this Agreement (Reference Number: SQCF7) will constitute the only Transaction and Confirmation supplementing, forming part of, and subject to, this Agreement.

                                     PART 5
                                OTHER PROVISIONS

(a)  DEFINITIONS. This Agreement and the Transaction between the parties are subject to the 2000 ISDA Definitions and Annex to the 2000 ISDA Definitions
     (June 2000 Version) as published by the International Swaps and Derivatives
     Association, Inc. (collectively, the "Definitions"), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof. The provisions of the Definitions are incorporated by reference in and shall be deemed a part of this Agreement, except that references in the
     Definitions to a "Swap Transaction" shall be deemed references to a
     "Transaction" for purposes of this Agreement. In the event of any inconsistency between the provisions of this Agreement and the Definitions, this Agreement will prevail. "Intercreditor Agreement" as used in this
     Agreement shall mean the Intercreditor Agreement dated as of November 14,
     2006 among Wilmington Trust Company, as Trustee under the JetBlue Airways
     (Spare Parts) G-1 Pass Through Trust and JetBlue Airways (Spare Parts) B-1
     Pass Through Trust and under various other JetBlue Airways (Spare Parts)
     Pass Through Trusts which may be created from time to time hereafter, the
     Initial Primary Liquidity Provider, Initial Above-Cap Liquidity Provider
     and Initial Policy Provider executing such agreement as such, the
     Additional Primary Liquidity Provider(s), Additional Above-Cap Liquidity
     Provider(s) and Additional Policy Provider(s), if any, which may from time to time hereafter become parties thereto as therein provided and Wilmington
     Trust Company, as Subordination Agent, attached hereto as Exhibit A.
     Capitalized terms used and not defined herein, in the Confirmation, or in the Definitions shall have the meanings set forth in the Intercreditor
     Agreement, as amended or modified from time to time in accordance with the terms thereof, as each such term relates to, and is used in the context of, the Class G-1 Certificates and not to any other Class of Certificates.

(b)  RELATIONSHIP BETWEEN PARTIES. Each party will be deemed to represent to the other party on the date on which it enters into the Transaction that
     (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

     (i) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the
     Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction; it being understood that

     information and explanations related to the terms and conditions of the
     Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

     (ii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

     (iii) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of the Transaction.

(c)  WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHT TO JURY
     TRIAL WITH RESPECT TO ANY LITIGATION ARISING UNDER, OR IN CONNECTION WITH,
     THIS AGREEMENT OR THE TRANSACTION.

(d)  NON-PETITION. Party A agrees that it will not, prior to the date that is one year and one day following the final payment of the Certificates, acquiesce, petition or otherwise invoke or cause, or join in invoking or causing, Party B or any other person or entity to invoke the process of any governmental authority for the purpose of commencing or sustaining a case
     (whether voluntary or involuntary) against Party B under any bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Party B or any substantial part of its property or ordering the winding-up or liquidation of the affairs of Party B, provided, however, that nothing herein shall restrict or prohibit Party A from joining in any existing bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other analogous proceedings under applicable laws.

(e)  WAIVER OF RIGHT OF SET-OFF. Notwithstanding any provision of this
     Agreement, the Confirmation or any other existing or future agreement between the parties hereto, each party irrevocably waives any and all rights it may have to set-off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between the two parties hereunder against any obligations between the two parties, whether arising under any agreement, applicable law or otherwise.

(f)  AMENDMENTS. This Agreement is hereby further amended as follows:

     (1)  Section 2(b) is hereby amended by the insertion of the following at the end thereof after the word "change": "provided that if such new account shall not be in the same jurisdiction having the same power to tax as the original account, the party not changing its account shall not be obliged to pay any greater amounts and shall not receive less as a result of such change than would have been the case if such change had not taken place".

     (2)  Section 2(d) is amended by adding thereto a new final sentence reading as follows: "Anything in this Section 2(d) to the contrary notwithstanding, Party B shall not be obligated to make any payment under this Section 2(d) to Party A."

     (3)  Section 7 is amended by adding a new penultimate sentence to Section 7 as follows: "Any purported transfer under this Section 7 shall require
          Ratings Confirmation, including, for the avoidance of doubt, any transfer pursuant to Section 6(b)(ii)".

     (4)  Section 9(b) is amended by adding thereto a new sentence reading as follows: "In addition, no amendment, modification or waiver in respect of this Agreement will be effective unless Ratings Confirmation is received".

(g)  LIMITATION OF LIABILITY. The obligations of Party B under this Agreement, and in respect of the Transaction evidenced by the Confirmation, are expressly limited to the extent of funds, if any, made available for such payment to Party B under, and in accordance with, the priorities of payments set forth in Sections 3.2 and 3.5 of the Intercreditor Agreement.
     No recourse under any obligation, covenant or agreement of Party B contained in this Agreement or the Confirmation shall be had against any incorporator, stockholder, agent, affiliate, officer, employee or trustee of Party B, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of Party B contained in this Agreement or the Confirmation are solely trust obligations of Party B and that no personal liability whatsoever shall attach to or be incurred by the incorporators, stockholders, agents, affiliates, officers, employees or trustees of Party B, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of Party B contained in this
     Agreement or the Confirmation and that any and all personal liability of every such incorporator, stockholder, agent, affiliate, officer, employee or trustee of Party B for breaches by Party B of any such obligation, covenant or agreement, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this
     Agreement; provided, however, that nothing in this paragraph shall relieve any of the foregoing persons from any liability which any such person may otherwise have for his/her or its gross negligence or willful misconduct or, with respect to the handling or transfer of funds, ordinary negligence.

(h)  ELIGIBLE CONTRACT PARTICIPANT. Each party represents to the other that it is an "eligible contract participant" as defined in Section 1a(12) of the
     Commodity Exchange Act of 1922 (7 U.S. Code Section 1 et seq.), as amended
     ("CEA"). This Agreement and the Transaction hereunder are subject to individual negotiation by the parties. Neither this Agreement nor the
     Transaction hereunder has been executed or traded on a "trading facility"
     as defined in Section 1a(33) of the CEA.

(i)  ACCURACY OF SPECIFIED INFORMATION. Section 3(d) is hereby amended by adding in the third line thereof after the word "respect" and before the period the words "or, in the case of audited or unaudited financial statements or balance sheets, a fair representation of the financial condition of the relevant person".

                      [Signatures follow on separate pages]

     IN WITNESS WHEREOF the parties have executed this Schedule to the ISDA
Master Agreement on the respective dates specified below with effect from the date specified on the first page of this document.

                                         MORGAN STANLEY CAPITAL SERVICES INC.

                                         By:
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------

                                 Above-Cap Schedule to the ISDA Master Agreement

                                         WILMINGTON TRUST COMPANY
                                         in its capacity as Subordination Agent
                                         on behalf of the Trustee under the
                                         JetBlue Airways (Spare Parts) G-1 Pass
                                         Through Trust

                                         By:
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------

                                 Above-Cap Schedule to the ISDA Master Agreement

                                    EXHIBIT A

                             INTERCREDITOR AGREEMENT